Exhibit 21.1

SUBSIDIARIES

Star Jets International, Inc., a Florida corporation, had the subsidiaries shown below as of January 19, 2023. Star Jets International, Inc. is not a subsidiary of any other entity.

Subsidiaries	Jurisdiction
Star Jets International LLC	New York